PROSPECTUS and	PRICING SUPPLEMENT NO. 20
PROSPECTUS SUPPLEMENT, each	Dated March 1, 2016
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $15,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$750,000,000 2.800% Fixed Rate Senior Notes Due March 6, 2023

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETG4 / US24422ETG43

Date of Issue:	March 4, 2016

Maturity Date:	March 6, 2023

Principal Amount:	$750,000,000

Price to Public:	99.880% plus accrued interest from March 4, 2016

Interest Payment Dates:	Semi-annually on March 6 and September 6, commencing on September 6, 2016 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.800% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$225,000,000
Goldman, Sachs & Co.	225,000,000
Mitsubishi UFJ Securities (USA), Inc.	225,000,000
BBVA Securities Inc.	25,000,000
Credit Suisse Securities (USA) LLC	25,000,000
U.S. Bancorp Investments, Inc.	25,000,000
Total	$750,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.460% plus accrued interest from March 4, 2016 if settlement occurs after that date.